Supplemental Retirement Agreement
                      for William R. Corbin
                          July 20, 1992

In  consideration  of  your employment with Weyerhaeuser  Company
(the Company), the Company will provide you with the Supplemental
Retirement Benefit (SRB) described below.

The SRB will be a non-qualified supplemental retirement benefit paid by the Company calculated under the terms of the Weyerhaeuser Company Retirement Plan for Salaried Employees and the Weyerhaeuser Company Supplemental Retirement Plan (the "Weyerhaeuser Plans").

Your SRB will be equal to your:

Weyerhaeuser Target Benefit less your
                            ----

Weyerhaeuser Salaried Retirement Benefit.

For purposes of this agreement, the above benefits are defined as follows:

Weyerhaeuser Target Benefit: The single-annuity retirement benefit you would be eligible for under the Weyerhaeuser Plans if, during your first five years of service with the Company, you received two years of service credit for vesting and benefit calculation purposes for every year of service with the Company. Your Weyerhaeuser Target Benefit will, accordingly, vest when you have 2.5 years of service with the Company and you will receive 10 years of service credit if you have five years or more of service with the Company. The terms of the Weyerhaeuser Plans in effect at the time of your termination from the Company will apply in the calculation of this target benefit.

Weyerhaeuser Salaried Retirement Benefit: Your vested single-annuity retirement benefit from the Weyerhaeuser Plans (if any) earned to your date of termination from the Company assuming the benefit would begin on the same date you elect your Weyerhaeuser Target Benefit to begin.

If your Weyerhaeuser Target Benefit begins prior to the date your Weyerhaeuser Salaried Retirement Benefit could begin, the benefit under the Weyerhaeuser Plans will be assumed to begin on the earliest date allowable under the Weyerhaeuser Plans. The offset to the Weyerhaeuser Target Benefit will also begin on the earliest date your benefit under the Weyerhaeuser Plans could begin.

The Company currently provides access to health coverage for retirees and shares in the cost of this coverage based on years of service. The Company's contribution to your coverage and your eligibility for retiree health care will include any additional years of service used to calculate your Weyerhaeuser Target Benefit.

If you are involuntarily terminated by the Company (other than termination for gross negligence in job performance or willful violation of Company rules) prior to July 27, 1997, your Weyerhaeuser Target Benefit will include additional service credit for benefit calculation purposes for each month of severance paid to you under your agreement with the Company dated July 20, 1992 and you will be eligible to commence your SRB and commence retiree health care benefits at age 55. In no event, however, will your Weyerhaeuser Target Benefit include more than ten years of service credit.

Your SRB is a non-qualified retirement benefit which will be paid from the general assets of the Company. This agreement does not in any way guarantee that you will qualify for a benefit under the Weyerhaeuser Plans. You must independently meet the benefit eligibility requirements outlined in the Weyerhaeuser Plans on the date you actually terminate from the Company.

The above agreed to this 20th day of July, 1992.


/s/ John W. Creighton, Jr.
------------------------------------
      John W. Creighton, Jr.
            President
       Weyerhaeuser Company



/s/ W. R. Corbin
------------------------------------
        William R. Corbin